Exhibit 99.1

Contact:	Amedisys, Inc.

Gregory H. Browne, Chief Financial Officer

(225) 292-2031

gbrowne@amedisys.com

Investor Relations: Euro RSCG Life NRP

Brian Ritchie (212) 845-4269

brian.ritchie@eurorscg.com

Amedisys Acquires Freedom Home Health in Virginia

BATON ROUGE, Louisiana (September 7, 2004) – Amedisys, Inc. (Nasdaq: “AMED” or the “Company”), one of America’s leading home nursing companies, today announced that it has acquired a single home health agency with three locations in Richmond, Virginia, from Freedom Home Health, effective September 1, 2004. Terms of the transaction were not disclosed.

The agency is not expected to have a significant contribution to Amedisys in 2004. Going forward, the agency is expected to contribute approximately $6.5 million to Amedisys’ annualized revenues.

“We are excited to significantly expand our presence in the Virginia market through this acquisition,” stated William F. Borne, Chief Executive Officer of Amedisys, Inc. “We continue to execute on our stated strategy of acquiring multi-site agencies that can quickly and efficiently be integrated into our systems.”

“We continue to see a number of multi-site operation and hospital-based acquisition opportunities available, and maintain our intention to selectively acquire companies that fit our acquisition profile,” concluded Mr. Borne.

Amedisys, Inc., one of the nation’s largest providers of home nursing services, is headquartered in Baton Rouge, Louisiana. The Company had approximately $142 million in revenue in 2003. Its common stock trades on the Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web at:

http://www.amedisys.com